NEWS RELEASE Hudson United Bancorp (NYSE-HU) 1000 MacArthur Blvd. Mahwah, NJ 07430 (NYSE:HU)

COMPANY CONTACTS:
Kenneth T. Neilson Chairman, President & CEO (201) 226-2631	D. Lynn Van Borkulo-Nuzzo EVP and Corporate Secretary (201) 236-2641

FOR IMMEDIATE RELEASE: May 2, 2002

HUDSON UNITED BANK ISSUES $200 MILLION OF 7.00% SUBORDINATED NOTES DUE IN MAY 2012.

     MAHWAH, N.J.--(BUSINESS WIRE)-- May 2, 2002--Hudson United Bancorp (“HUB”) (NYSE:HU-news) announced today that its subsidiary, Hudson United Bank, has entered into an agreement to issue $200 million of 7.00% subordinated notes due in May 2012.

     The anticipated settlement date is May 6, 2002. The net proceeds of the offering of $197,940,000 will be invested in interest earning assets. A portion of the proceeds may be paid to HUB, from time to time, as a dividend in order to allow HUB to retire or repurchase, from time to time, some or all of the $25 million of HUB's 7.75% subordinated debt due in January of 2004 and some or all of the $75 million of HUB's 8.20% subordinated debt due in August of 2006. The subordinated notes will qualify as Tier 2 capital of the Bank and will assist the Bank in maintaining its well-capitalized status.

     The joint-book running managers for the offering are Bear, Stearns & Co. Inc. and Credit Suisse First Boston. The co-managers for the offering are Lehman Brothers and RBC Capital Markets.

     Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has over 200 offices in New Jersey, New York, Connecticut and Pennsylvania. Hudson United Bancorp's subsidiaries offer a full array of innovative products and services to commercial and retail accounts, including imaged checking accounts, 24-hour telephone and Internet banking, loans by phone, alternative investment products, insurance products, private label credit programs and a wide variety of commercial loans and services including asset backed loans, SBA loans, international services and cash management services. Wealth management services are also provided to individuals and businesses. Public sector products and services are provided to local and state governments, municipalities, educational institutions, civic and not-for-profit organizations.

     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “consider”, “may”, “will”, or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, changes in interest rates, changes in economic conditions especially as they have been affected by recent developments, deposit and loan volume trends, continued levels of loan quality, trends in loan loss provisions, changes in relationships with customers, failure to realize expected cost savings or revenue enhancements from changes in business models and acquisitions, and the effects of legal and regulatory provisions applicable to the Company and its competitors. Actual results may differ materially from the results discussed in these forward-looking statements. The Company assumes no obligation for updating any such forward-looking statements at any time. Information on potential factors that could cause the Company's financial results to differ from the forward-looking statements also is included from time to time in the Company’s public reports filed with the SEC, including in our Form 10-K for the year ending December 31, 2001.